Exhibit 15

April 20, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 20, 2007 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three month periods ended March 31, 2007 and 2006 and included in the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2007 is incorporated by reference in its Registration Statement on Form S-3 (No. 333-124743), in the Registration Statement on Form S-4 (No. 333-77991) as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-77991) and in the Registration Statements on Form S-8 (Nos. 333-125476, 333-125478, 333-125293, 333-110020, 333-103307, 333-103305, 333-100724, 333-100723, 333-100718, 333-82911, 333-77817, 333-21853, 333-21851, 033-58937, 033-57769, and 033-51385).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut